Exhibit 8


                             November 30, 1994



Crestar Financial Corporation
Crestar Bank
919 East Main Street
Richmond, Virginia  23219

TideMark Bancorp, Inc.
TideMark Bank
301 Hiden Boulevard
Newport News, Virginia  23606

                     Merger of TideMark Bancorp, Inc.
                    Into Crestar Financial Corporation
                    Certain Federal Income Tax Matters

Gentlemen:

          We have acted as counsel to Crestar Financial Corporation ("Crestar") in connection with the proposed merger of TideMark Bancorp, Inc. ("TideMark") into Crestar (the "Holding Company Merger"). Shortly after the Holding Company Merger, TideMark Bank, currently a wholly-owned subsidiary of TideMark, is to merge into Crestar Bank, a wholly-owned subsidiary of Crestar (the "Bank Merger"). The Bank Merger is to qualify as an "Oakar" transaction in accordance with section 5(d)(3)(A) of the Federal Deposit Insurance Act.

          In the Holding Company Merger, each outstanding share of TideMark common stock (other than any shares held by dissenting shareholders or by Crestar) is to be converted into a fraction of a share of Crestar common stock having a fair market value of $5.50 or, at the election of each TideMark shareholder, $5.50 in cash. For purposes of the Holding Company Merger, the fair market value of a share of Crestar common stock will be the average closing price of Crestar common stock for the ten trading days ending on the tenth day before the closing date for the Holding Company Merger. Any TideMark shareholder who becomes entitled to a fractional share of Crestar common stock as a result of the Holding Company Merger, after aggregating all the shareholder's shares of TideMark common stock, will receive cash from Crestar in lieu of the fractional share. Any shareholder exercising dissenter's rights will have the right to receive cash for his shares of TideMark common stock.

          The total number of shares of TideMark common stock that may be exchanged for cash pursuant to the cash election and the exercise of dissenter's rights is limited to 40 percent of the shares of TideMark common stock outstanding immediately before the Holding Company Merger. If the total number of shares of TideMark common stock for which cash elections are made or dissenter's rights are exercised exceeds 40 percent, Crestar will not pay cash for all the shares for which cash elections are made. Instead, Crestar first will pay cash to each holder of 100 or fewer shares of TideMark stock (if such shareholder has submitted all his shares for cash) and then will pay cash and issue shares of Crestar common stock pro rata for the remaining shares submitted for cash.

          The only class of TideMark stock currently outstanding is TideMark common stock. Before the closing date of the Holding Company Merger, TideMark plans to issue 200,000 shares of TideMark Non-Cumulative Preferred Stock, Series A, to Crestar Securities Corporation, a subsidiary of Crestar, for $10 per share, or a total of $2,000,000, which TideMark will use to acquire certain assets of Bay Savings Bank, FSB, prior to the Holding Company Merger. Upon consummation of the Holding Company Merger, each share of such TideMark preferred stock is to be converted into Crestar common stock having a fair market value of $10.

          You have requested our opinion concerning certain federal income tax consequences of the Holding Company Merger and the Bank Merger. In giving this opinion, we have reviewed the Agreement and Plan of Reorganization dated October 31, 1994, among Crestar, Crestar Bank, TideMark, and TideMark Bank; the Plan of Merger relating to the Holding Company Merger; the Plan of Merger relating to the Bank Merger; the form S- 4 Registration Statement under the Securities Act of 1933 relating to the Holding Company Merger (the "S-4"); and such other documents as we have considered necessary. In addition, we have assumed the following:

          1. The fair market value of the Crestar common stock (including any fractional share interest) received by a TideMark shareholder in exchange for TideMark common stock will be approximately equal to the fair market value of the TideMark common stock surrendered in the exchange.

          2. None of the compensation received by any shareholder- employee of TideMark will be separate consideration for, or allocable to, any shares of TideMark common stock; none of the shares of Crestar common stock received by any shareholder-employee in the Holding Company Merger will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          3. The payment of cash in lieu of fractional shares of Crestar common stock is solely for the purpose of avoiding the expense and inconvenience to Crestar of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Holding Company Merger to TideMark shareholders in lieu of fractional shares of Crestar common stock will not exceed one percent of the total consideration that will be issued in the Holding Company Merger to the TideMark shareholders in exchange for their TideMark common stock.

          4. No share of TideMark common stock has been or will be redeemed in anticipation of the Holding Company Merger, and TideMark has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Holding Company Merger.

          5. Crestar has no plan or intention to reacquire any of its stock issued in the Holding Company Merger or to make any extraordinary distribution with respect to such stock.

          6. There is no plan or intention by shareholders of TideMark to sell, exchange, or otherwise dispose of a number of shares of Crestar common stock received in the Holding Company Merger that would reduce the TideMark shareholders' ownership of Crestar common stock to a number of shares having a fair market value, as of the effective date of the Holding Company Merger, of less than 50 percent of the fair market value of all the formerly outstanding TideMark common stock as of that date. For this purpose, shares of TideMark common stock surrendered by dissenters, exchanged for cash in the Holding Company Merger, or exchanged for cash in lieu of fractional shares of Crestar common stock are treated as outstanding TideMark common stock on the effective date of the Holding Company Merger. Moreover, shares of TideMark common stock and shares of Crestar common stock held by TideMark shareholders and otherwise sold, redeemed, or disposed of before or after the Holding Company Merger are considered in making the above determination.

          7. Following the Holding Company Merger, Crestar will continue the historic business of TideMark or use a significant portion of TideMark's historic business assets in a business.

          8. The liabilities of TideMark that will be assumed by Crestar and the liabilities, if any, to which the transferred assets of TideMark are subject were incurred by TideMark in the ordinary course of business.

          9. There is no intercorporate indebtedness existing between TideMark and Crestar that was issued or acquired or will be settled at a discount.

          10. Neither Crestar nor any subsidiary of Crestar (a) has transferred or will transfer cash or other property to TideMark or any subsidiary of TideMark for less than fair market value consideration in anticipation of the Holding Company Merger or the Bank Merger or (b) has made or will make any loan to TideMark or any subsidiary of TideMark in anticipation of the Holding Company or the Bank Merger.

          11. On the effective date of the Holding Company Merger, the fair market value of the assets of TideMark transferred to Crestar will exceed the sum of Tidemark's liabilities assumed by Crestar plus the amount of liabilities, if any, to which the transferred assets are subject.

          12. Crestar has no plan or intention to sell or otherwise dispose of any of the assets of TideMark acquired in the Holding Company Merger, except in the Bank Merger.

          13. Crestar, Crestar Bank, TideMark, TideMark Bank, and the shareholders of TideMark will pay their respective expenses, if any, incurred in connection with the Holding Company Merger and the Bank Merger.

          14. For each of Crestar, Crestar Bank, TideMark, and TideMark Bank, not more than 25 percent of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than 50 percent of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence,
(a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least 50 percent of the voting power or 50 percent of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Internal Revenue Code (the "Code") are treated as a single issuer.

          15. At all times during the five-year period ending on the effective date of the Holding Company Merger, the fair market value of all of TideMark's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) TideMark is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which TideMark is a partner or beneficiary, and
(z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least 50 percent of the fair market value of the stock of which is owned by TideMark, in the case of a first-tier subsidiary of TideMark, or by a controlled corporation, in the case of a lower-tier subsidiary.

          16. Any shares of Crestar common stock received in exchange for shares of TideMark common stock that (a) were acquired in connection with the performance of services, including stock acquired through the exercise of an option or warrant acquired in connection with the performance of services, and
(b) are subject to a substantial risk of forfeiture within the meaning of section 83(c) of the Code will be subject to substantially the same risk of forfeiture after the Holding Company Merger.

          17. No outstanding TideMark common stock acquired in connection with the performance of services was or will have been acquired within six months before the effective date of the Holding Company Merger by any person subject to section 16(b) of the Securities Exchange Act of 1934 other than pursuant to an option granted more than six months before the effective date of the Holding Company Merger.

          18. Neither TideMark nor TideMark Bank has filed, and neither holds any asset subject to, a consent pursuant to section 341(f) of the Code and regulations thereunder.

          19. Neither TideMark nor TideMark Bank is a party to, and neither holds any asset subject to, a "safe harbor lease" under former section 168(f)(8) of the Code and regulations thereunder.

          20. No share of TideMark Bank stock has been or will be redeemed in anticipation of the Bank Merger, and TideMark Bank has not made and will not make any extraordinary distribution with respect to its stock in anticipation of the Bank Merger.

          21. Crestar Bank has no plan or intention to reacquire any of its outstanding stock or to make any extraordinary distribution with respect to such stock.

          22. Following the Bank Merger, Crestar Bank will continue the historic business of TideMark Bank or use a significant portion of TideMark Bank's historic business assets in a business.

          23. The liabilities of TideMark Bank that will be assumed by Crestar Bank and the liabilities, if any, to which the transferred assets of TideMark Bank are subject were incurred by TideMark Bank in the ordinary course of business.

          24. There is no intercorporate indebtedness existing between TideMark Bank and Crestar Bank that was issued or acquired or will be settled at a discount.

          25. On the effective date of the Bank Merger, the adjusted federal income tax basis and the fair market value of the assets of TideMark Bank transferred to Crestar Bank each will exceed the sum of TideMark Bank's liabilities assumed by Crestar Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

          26. Crestar Bank has no plan or intention to sell or otherwise dispose of any of the assets of TideMark Bank acquired in the Bank Merger, except for dispositions made in the ordinary course of business.

          27. Crestar has no plan or intention to dispose of any Crestar Bank stock.

          On the basis of the foregoing, and assuming that (a) with respect to any nonresident alien or foreign entity that is a shareholder of TideMark, TideMark will comply with all applicable statement and notification requirements of Treasury Regulation Section 1.897-2(g) & (h), and (b) the Holding Company Merger and the Bank Merger will be consummated in accordance with the Plan of Holding Company Merger and the Plan of Bank Merger, respectively, we are of the opinion that (under current law) for federal income tax purposes:

          1. The Holding Company Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code.

          2. TideMark will not recognize gain or loss (a) on the transfer of its assets to Crestar in exchange for Crestar common stock, cash, and the assumption of TideMark's liabilities or (b) on the constructive distribution of Crestar common stock and cash to TideMark shareholders.

          3. Crestar will not recognize gain or loss on the acquisition of TideMark's assets in exchange for Crestar common stock, cash, and the assumption of TideMark's liabilities.

          4. A TideMark shareholder will not recognize gain or loss on the exchange of his shares of TideMark common stock solely for shares of Crestar common stock (including any fractional share interest) in the Holding Company Merger.

          5. The basis of shares of Crestar common stock (including any fractional share interest) received in the Holding Company Merger by a TideMark shareholder who exchanges his shares of TideMark common stock solely for shares of Crestar common stock will be the same as the basis of the shares of TideMark common stock exchanged therefor.

          6. A TideMark shareholder who exchanges shares of TideMark common stock for both shares of Crestar common stock (including any fractional share interest) and cash (excluding cash received in lieu of a fractional share) will recognize any gain realized up to the amount of such cash received, but will not recognize any loss.

          7. The basis of shares of Crestar common stock (including any fractional share interest) received in the Holding Company Merger by a TideMark shareholder who exchanges shares of TideMark common stock for shares of Crestar common stock and cash (excluding cash received in lieu of a fractional share) will be the same as the basis of the shares of TideMark common stock exchanged therefor, decreased by the amount of such cash received and increased by the amount of gain recognized by the shareholder.

          8. The holding period for shares of Crestar common stock (including any fractional share interest) received by a TideMark shareholder in the Holding Company Merger will include the holding period for the shares of TideMark common stock exchanged therefor, if such shares of TideMark common stock are held as a capital asset on the effective date of the Holding Company Merger.

          9. Cash received by a TideMark common shareholder in lieu of a fractional share of Crestar common stock will be treated as having been received as full payment in exchange for such fractional share pursuant to section 302(a) of the Code.

          10.  The Bank Merger will be a reorganization within the meaning of section 368(a)(1)(A) of the Code.

          11. TideMark Bank will not recognize gain or loss (a) on the transfer of its assets to Crestar Bank in exchange for the assumption of liabilities and in constructive exchange for Crestar Bank stock or (b) on the constructive distribution of Crestar Bank stock to Crestar. (We note, however, that TideMark Bank or Crestar Bank may be required to include in income certain amounts as a result of (i) the termination of any bad-debt reserve maintained by TideMark Bank for federal income tax purposes and (ii) other possible required changes in accounting methods.)

          12. Crestar Bank will not recognize gain or loss on the acquisition of TideMark Bank's assets in exchange for the assumption of TideMark Bank's liabilities and in constructive exchange for Crestar Bank stock. (We note, however, that TideMark Bank or Crestar Bank may be required to include in income certain amounts as a result of (i) the termination of any bad-debt reserve maintained by TideMark Bank for federal income tax purposes and (ii) other possible required changes in accounting methods.)

          13. Crestar will not recognize gain or loss on the constructive exchange of shares of TideMark Bank stock for shares of Crestar Bank stock in the Bank Merger.

          14. The basis of the shares of Crestar Bank stock held by Crestar will be increased by the basis of the shares of TideMark Bank stock outstanding at the time of the Bank Merger.

          We are also of the opinion that the material federal income tax consequences of the Holding Company Merger and the Bank Merger are fairly summarized in the S-4 under the headings "Summary--Certain Federal Income Tax Consequences of the Transaction" and "The Holding Company Merger-- Certain Federal Income Tax Consequences." We consent to the use of this opinion as an exhibit to the S-4 and to the reference to this firm under such headings. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                              Very truly yours,



                              Hunton & Williams